EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420, 333-141306 and 333-139717) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd. and to the incorporation by reference therein of our report dated March 31, 2009 with respect to the consolidated financial statements of Pointer Telocation Ltd. , included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 31, 2009